Exhibit (10.3)

2
S&P Dow Jones Indices
2019 LONG-TERM CASH
INCENTIVE COMPENSATION PLAN
I. PURPOSE
The purpose of the S&P Dow Jones Indices 2019 Long-Term Cash Incentive Compensation Plan (the “Plan”) is to provide Participants (as defined below) with the opportunity to earn long-term cash incentives based on the financial performance of S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “Company”).
For 2019, Participants may also have the opportunity to receive equity grants in the form of Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs”) that are administered under the S&P Global Inc. 2002 Stock Incentive Plan, as amended and restated (the “Equity Plan”). The purpose of equity based awards is to strengthen the link between S&P Dow Jones Indices’ long-term success with SPGI (as defined below) shareholder interests.
The Plan is constructed to grant Participants cash awards that vest and are payable over time, conditional on continued service and the attainment of the 2019-2021 performance targets set forth in Article V.
II. DEFINITIONS
For purposes of the Plan, the following terms shall have meanings set forth in this Article II or otherwise defined in the Plan:
AWARD . Any cash-based award granted pursuant to the Plan.
AWARD MATURITY DATE. December 31, 2021.
AWARD PAYMENT DATE. The date on which Payout of the Award is made.
CAGR. Compound Annual Growth Rate.
CLDC. The Compensation and Leadership Development Committee of the SPGI Board, or any successor committee thereto of the SPGI Board.
COMPANY BOARD. The Board of Directors of the Company.
COMPANY COMMITTEE. The Chief Executive Officer of S&P Dow Jones Indices; the Chief Financial Officer of S&P Dow Jones Indices; and the Senior Director of Human Resources of S&P Dow Jones Indices.
EBITA. Earnings Before Interest, Taxes and deal-related Amortization of S&P Dow Jones Indices.
SPGI. S&P Global Inc.

Exhibit (10.3)

SPGI BOARD. The Board of Directors of SPGI.
PARTICIPANT. An executive or other key employee of the Company or one or more of its subsidiaries, or a person who has agreed to commence serving in any of such capacities through secondment, leasing, or otherwise by SPGI or any of its affiliates, in each case who is designated in accordance with Article III to participate in the Plan.
PAYOUT. The final value of the Award to be paid to the Participant, calculated as set forth in Article V based on performance over the Performance Period.
PERFORMANCE PERIOD. The period from January 1, 2019 through December 31, 2021.
RETIREMENT. An employee who ceases employment with the Company by means of Normal Retirement or Early Retirement (in each case, as such terms are defined in the Equity Plan).
III. ELIGIBILITY
Participants will be selected in the sole discretion of the Company Board and may include the following:

•	Those individuals who have been assigned to grades 14 and above within the job leveling structure of SPGI

•	Those executives who are expected to have significant impact on results of S&P Dow Jones Indices

•	Those who are expected to impact the long term strategy of S&P Dow Jones Indices
Notwithstanding the above, if an individual selected by the Company Board to be a Participant is an employee of the Company and an executive officer of SPGI (an “SPGI EO”), such individual’s participation in the Plan shall be subject to the approval of the CLDC.
IV. AWARDS
The size of individual Awards will vary by Participant, including as a result of grade level, performance and assessed potential of the individual and business performance.
All Awards will be subject to satisfaction of the performance measures set forth in Article V and, except as otherwise provided in Article VIII, a Participant’s continued employment through the Award Maturity Date.
V. PERFORMANCE PERIOD & PERFORMANCE MEASURES
Cash Payouts to Participants can range from 0% to 200% of the original Award value based on the achievement of the S&P Dow Jones Indices performance measures during the Performance Period. The final Payout will be determined 100% on S&P Dow Jones Indices’ overall performance against its 3 year EBITA growth target for the Performance Period as stated below.
As it pertains to the EBITA performance measure, the final Payout is determined in accordance with the table set forth below, with a straight line interpolation of performance between the points in the table.

Exhibit (10.3)

3 Year EBITA Performance Goal
EBITA Growth (3-Yr CAGR)	EBITA	Payment
2.0%	Below $603.14M	0%
4.3%	$644.27M	50%
6.4%	$685.39M	100% Target
8.5%	$726.51M	150%
10.5% or Above	$767.63M or Above	Up to 200%

The Company Board may amend or modify the EBITA performance goal (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or the financial statements of the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions; provided, however, that any action by the Company Board under this sentence shall apply to a Participant who is an SPGI EO only with the approval of the CLDC. In addition, the Company Board, with the approval of the CLDC, may in connection with the selection of a Participant who is an SPGI EO modify the targets of payment percentages applicable to the SPGI EO.
Cash Payouts will be calculated after final financial results for the Performance Period are determined and will be paid in accordance with Article VI after the Company Board has certified in writing that the performance measures for the Performance Period have been achieved.
The Company Committee will approve all results and Payout calculations, subject to formal approval by the Company Board, which may, in its discretion, exercise negative discretion to reduce the amount of, or eliminate, a payment that would otherwise be payable. Awards and payments for Awards made to a Participant who is an SPGI EO will be made only after the CLDC (i) has certified that the performance measures for the Performance Period have been achieved and (ii) has approved the Payout (including, without limitation, any reduction or elimination of the Payout through the exercise of negative discretion).
If the performance goals are not achieved, then no Payouts will be paid in respect of Awards pursuant to the Plan.
VI. PAYMENT OF CASH AWARDS
Except as provided in Article VIII, in order to receive a Payout, a Participant must be an active employee of S&P Dow Jones Indices or its subsidiaries or SPGI or one of its affiliates through the Award Maturity Date. Participants will receive calculated Payouts between January 1, 2022 and March 15, 2022. Participants shall not have the right to interest on Awards during the Performance Period. Payouts with respect to Awards shall be made in cash and are subject to all applicable tax withholding.

Exhibit (10.3)

VII. CHANGE IN CONTROL
In connection with any actual or potential change in control of the Company, as determined by the SPGI Board (a “Change in Control”), the SPGI Board will take all actions hereunder as it may determine necessary or appropriate to treat Participants equitably hereunder, including, without limitation, the modification or waiver of applicable performance measures, the Performance Period, or cash awards, notwithstanding the terms of any Award, and may create a fund, a trust or other arrangement intended to secure the payment of such Award; provided, however, that no such action shall accelerate the timing of the Award Payment Date.
VIII. TERMINATION OF SERVICE
If Participant’s employment with the Company and its subsidiaries and SPGI and its affiliates is terminated before the Award Maturity Date for reasons of death, Retirement or job elimination/redundancy, the Participant’s Payout will be calculated as a result of performance over the Performance Period and prorated to reflect the number of full calendar days of employment, together with any Separation Pay Period (as defined in the applicable separation plan or agreement) in the case of job elimination/redundancy, during the Performance Period; provided, however, in the case of job elimination/redundancy, the Participant’s Payout shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company, SPGI and their respective affiliates or subsidiaries and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release. Such prorated Payouts will be paid on the Award Payment Date in accordance with Article VI. In the event of the Participant’s termination prior to the Award Maturity Date due to death, the prorated Payout will be calculated by measuring the compound annual growth from the start of the Performance Period through the end of the year in which the termination occurs. Such prorated Payout will be paid to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), not later than March 15, in the year immediately following the year in which death occurred.
In the event the Participant’s employment with the Company and its subsidiaries and SPGI and its affiliates is terminated for Cause, or if the Participant voluntarily terminates his or her employment (other than due to Retirement) before the Award Maturity Date, the Participant will not be entitled to any Payout in respect of such Award, unless otherwise determined by the Company Board.
For purposes of the Plan, “Cause” shall mean, (i) for any Participant with an employment agreement that is in effect at the time of such termination or resignation of employment and that defines “Cause,” the meaning set forth in such employment agreement, (ii) for any Participant with Award documentation that defines “Cause” with respect to such Award, the meaning such forth in such Award documentation, and (iii) in all other cases, the Participant’s misconduct in respect of the Participant’s obligations to the Company, SPGI or their respective affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company, SPGI or their respective affiliates; provided, however, that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control (as determined by the SPGI Board) or otherwise in anticipation of a Change in Control (as determined by the SPGI Board) shall be deemed to be for “Cause”.

Exhibit (10.3)

IX. SPECIAL AWARDS AND OTHER PLANS
Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature; provided, however, that any such grant of an special performance or recognition award to an individual who is an SPGI EO shall require the approval of the CLDC.
In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).
X. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN
The Company Board shall have the right to amend the Plan from time to time or to repeal it entirely, or to direct the discontinuance of cash Awards either temporarily or permanently; provided, however, that:

(i)	No amendment of the Plan shall operate to annul, without the consent of the Participant, an Award already made hereunder; and

(ii)
In the event the Plan is terminated before the last day of the Performance Period, Awards will be prorated on the basis of the ratio of the number of full calendar days in such Performance Period prior to such termination to 1,096 and will be paid in accordance with Article VI.

The Plan will be administered by the Company Board; provided, however, that (i) the Company Committee and the SPGI Board shall be permitted to make certain determinations under the Plan as set forth herein and (ii) actions related to the grant or Payout of an Award to a Participant who is an SPGI EO shall require the approval of the CLDC. The decisions of the Company Board, the Company Committee, the SPGI Board or CLDC, as applicable, with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding. In the event of any conflict between a determination of the Company Board or the Company Committee, on the one hand, and the SPGI Board or CLDC, on the other, the determination of the SPGI Board or CLDC, as applicable, shall be final, conclusive and binding. Neither the Company nor SPGI (or any subsidiary, affiliate, director, employee or other service provider thereof) makes any representation to any Participant with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended to such Participant’s Awards.
XI. MISCELLANEOUS
All expenses and costs in connection with the operation of the Plan shall be borne by the Company.
All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.
Unless otherwise determined by the Company Board, all Awards will be paid from the Company’s general assets, and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.
Awards issued under the Plan shall be subject to the requirements of the S&P Global Inc. Pay Recovery Policy (the “Policy”) (or any successor policy or requirement), as in effect from time to time, and amounts paid or payable to the Participant under or in respect of the Award shall, if applicable, be subject to

Exhibit (10.3)

recovery or other action pursuant to and as, and to the extent, provided by the applicable Policy (or any successor policy or requirement), as in effect from time to time.
Awards issued under the Plan are intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and to meet the requirements of Section 409(a)(2), (3) and (4) of the Code, and the Plan shall be interpreted and construed in accordance with this intent.
The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
Except as otherwise provided in the Plan, no right or benefit under the Plan will be subject to alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.
If any provision in the Plan is held to be invalid or unenforceable, no other provision of the Plan will be affected thereby.
The Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.
The Company Board hereby adopts the Plan as of March 7, 2019.